Exhibit 99.1

FOR RELEASE October 26, 2006

StanCorp Financial Group, Inc. Reports Third Quarter 2006 Earnings

PORTLAND, Ore. — October 26, 2006 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported net income for the third quarter of 2006 of $1.01 per diluted share, compared to the same amount per diluted share for the third quarter of 2005. Net income for the same periods was $54.7 million and $55.9 million, respectively. After-tax net capital gains were $1.4 million and $2.4 million for the third quarters of 2006 and 2005, respectively.

Net income excluding after-tax net capital gains and losses was $0.98 per diluted share for the third quarter of 2006, compared to $0.96 per diluted share for the third quarter of 2005 (See discussion of non-GAAP financial measures below). Results for the third quarter reflected growth in premiums and net investment income, a benefit ratio in the Insurance Services segment that was lower than in the first two quarters of the year, as well as a reduction in operating expenses as a percentage of premiums.

“I am pleased to see strong earnings contributions from our Insurance Services group and Asset Management group,” said Eric E. Parsons, chairman, president and chief executive officer. “In addition, we are certainly pleased to add almost $11 billion to assets under administration as a result of the Invesmart acquisition.”

Earnings for the third quarter of 2006 included premium growth in the Insurance Services segment of 5.7% and revenue growth in the Asset Management segment of 31.7%. Revenue growth in the Asset Management segment included administrative fees from Invesmart, Inc. (“Invesmart”), a national retirement financial services company acquired in July 2006. Consolidated net investment income increased 3.2% for the comparative quarters due to a 6.5% increase in average invested assets, offset in part by lower commercial mortgage loan prepayment fees for the third quarter of 2006 compared to the third quarter of 2005. Operating expenses increased 13.2% for the third quarter of 2006 compared to the same period of 2005 primarily due to expenses related to the operations of Invesmart. Excluding expenses from the Invesmart operations, operating expense growth would have been 0.7%.

Year-to-Date

Net income for the first nine months of 2006 was $2.48 per diluted share, compared to net income of $2.71 per diluted share for the first nine months of 2005. Net income for these same periods was $136.3 million and $152.8 million, respectively. After-tax net capital losses for the first nine months of 2006 were $0.6 million, compared to after-tax net capital gains of $1.9 million for the first nine months of 2005.

Net income excluding after-tax net capital gains and losses for the first nine months of 2006 was $2.49 per diluted share, compared to $2.68 per diluted share for the first nine months of 2005. Results for the first three quarters of 2006 included premium growth and comparatively higher claims expense. Premium growth in the Insurance Services segment was 5.8% for the first three quarters of 2006 compared to the same period in 2005. For the first three quarters of 2005, premium growth was 10.8% compared to the same period in

2004. Claims experience for the group insurance products, as indicated by the benefit ratio (benefits to policyholders and interest credited measured as a percentage of premiums), for the first nine months of 2006 was 79.5% compared to 76.0% for the first nine months of 2005. Revenue growth for the Asset Management segment, including Invesmart revenues, was 19.0%.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $74.3 million for the third quarter of 2006, compared to $74.8 million for the third quarter of 2005. Results for the third quarter of 2006 for this segment were affected by premium growth, comparatively less favorable claims experience in group long term disability insurance, and lower operating expenses.

Premiums for the Insurance Services segment increased 5.7% to $478.0 million for the third quarter of 2006 compared to the third quarter of 2005. StanCorp expects premium growth for 2006 to be at or slightly below the low end of its guidance range of 6% to 8%. Sales growth for group insurance products, reported as annualized new premiums, was 11.8% for the third quarter of 2006 compared to the third quarter of 2005.

The discount rate used in the third quarter of 2006 for newly established long term disability claim reserves was 5.75%, compared to 5.5% for the second quarter of the year. Our new money rate for the quarter was 6.20%.

The benefit ratio for the group insurance products was 78.7% for the third quarter of 2006, compared to 75.6% for the third quarter of 2005. Benefits to policyholders for group life and AD&D products for the third quarter of 2006 were in line with expectations, while benefits to policyholders for group long term disability insurance were higher primarily due to greater severity in early duration claims. By contrast, group insurance products had favorable claims experience overall for most of 2005. Also, benefits to policyholders for group insurance were reduced by $3 million each quarter for the first three quarters of 2005 as a result of an ongoing assessment of claims recovery patterns.

The benefit ratio for individual disability insurance was 72.2% for the third quarter of 2006, compared to 98.1% for the same period of 2005. Claims experience for individual disability insurance was favorable, but was offset by a $6 million increase in reserves to address a relatively new industry table for individual disability experience. Given the inherent periodic fluctuations in claims experience for the insurance businesses, the benefit ratios can fluctuate widely from quarter to quarter.

Operating expenses for the Insurance Services segment decreased $0.5 million for the third quarter of 2006 compared to the third quarter of 2005, primarily due to lower labor and incentive compensation costs.

Asset Management

The Asset Management segment reported income before income taxes of $11.1 million for the third quarter of 2006, a 27.6% increase compared to the third quarter of 2005.

Revenues for this segment increased 31.7% to $66.5 million for the third quarter of 2006, compared to $50.5 million for the third quarter of 2005, primarily reflecting fees earned from higher assets under administration. Assets under administration for the Asset Management segment, including retirement plans, individual annuities and outside managed commercial mortgage loans, were $18.2 billion at September 30, 2006, which was an $11.7 billion increase compared to December 31, 2005 and included an increase of almost $11 billion in assets under administration added through the acquisition of Invesmart, as well as continued deposit growth and customer retention in our other retirement plans business. Excluding the assets under administration added through the acquisition of Invesmart, average assets under administration increased 21.7% for the third quarter of 2006 compared to the third quarter of 2005.

StanCorp Mortgage Investors originated $286.7 million of commercial mortgage loans for the third quarter of 2006, compared to $245.4 million for the third quarter of 2005.

Other

The Other category includes net capital gains and losses, return on capital not allocated to the product segments, holding company expenses, interest on senior notes, and adjustments made in consolidation. The Other category reported a loss before income taxes of $3.0 million for the third quarter of 2006, compared to income before income taxes of $2.0 million for the same period of 2005. Income (loss) before income taxes for the third quarters of 2006 and 2005 included net capital gains of $2.1 million and $3.7 million, respectively.

Investments

At September 30, 2006, the Company’s investment portfolio consisted of 57% fixed maturity securities, 42% commercial mortgage loans, and 1% real estate. The overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at September 30, 2006.

Mortgage loan prepayment fees were $2.3 million for the third quarter of 2006, compared to $4.0 million for the third quarter of 2005. At September 30, 2006, there were no delinquent mortgage loans.

2006 Guidance

The Company estimates income per diluted share excluding after-tax net capital gains and losses for 2006 to be near the low end of the guidance range of $3.45 to $3.65. In reviewing its earnings estimate for the remainder of 2006, the Company is taking into account:

•	An estimated premium growth rate near the low end of the guidance range of 6% to 8%,

•	An expectation that growth in net investment income will be at a lower rate in 2006 compared to 2005 due to expected lower rates of premium growth and lower levels of commercial mortgage loan prepayments, and

•	An expectation that operating expense growth, excluding expenses related to operating the Invesmart business recently acquired, will continue at a rate less than the premium growth rate.

The Company also expects it may be near the low end of its targeted range of return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity, of 14% to 15%.

In 2006, we established a long-term objective to grow assets under administration by more than 20% per year. The addition of Invesmart to our retirement plans business in the third quarter of 2006 has more than doubled the assets under administration since December 31, 2005.

For more information about factors that may change the Company’s 2006 financial results, see Forward-Looking Information.

Shares Outstanding

Diluted weighted-average shares outstanding for the third quarters of 2006 and 2005 were 54.4 million and 55.5 million, respectively. During the third quarter of 2006, StanCorp repurchased 972,600 shares at a total cost of $43.5 million for a volume weighted-average price of $44.69 per common share. At September 30, 2006, the Company had 1.5 million shares remaining under its current repurchase program, which expires December 31, 2007.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income (loss) are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income (loss) excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income (loss) is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income (loss) are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income (loss) provides investors a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, StanCorp Investment Advisers, StanCorp Equities, Inc., StanCorp Trust Company and StanCorp Mortgage Investors — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.1 million customers nationwide as of September 30, 2006, with group and individual disability insurance, group life and dental insurance, retirement plans products and services, individual annuities and investment advice. Founded in 1906 as Oregon Life Insurance Company, StanCorp’s largest subsidiary, Standard Insurance Company, is celebrating 100 years of helping people achieve financial security. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s third quarter 2006 results on October 26, 2006, at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, log on to www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through December 15, 2006.

A telephone replay of the conference call will also be available approximately three hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 7563064. The replay will be available through November 3, 2006.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements and, given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) growth of sales, premiums and annuity deposits; (ii) growth in assets under administration including performance of equity investments in the separate account; (iii) availability of capital required to support business growth and the effective utilization of excess capital; (iv) achievement of anticipated levels of operating expenses; (v) benefit ratios, including changes in claims incidence, severity and recovery; (vi) levels of persistency; (vii) adequacy of reserves established for future policy benefits; (viii) credit quality of the holdings in our investment portfolios; (ix) experience in delinquency rates or loss experience in our commercial mortgage loan portfolio; (x) concentration of commercial mortgage loan assets collateralized in California; (xi) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (xii) the effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees; (xiii) the condition of the economy and expectations for interest rate changes; (xiv) the impact of rising benefit costs on employer budgets for employee benefits; (xv) performance of business acquired through reinsurance or acquisition; (xvi) competition from other insurers and financial services companies, including the ability to competitively price our products; (xvii) financial strength and credit ratings; (xviii) changes in the regulatory environment at the state or federal level; (xix) findings in litigation or other legal proceedings; (xx) receipt of dividends from, or contributions to, our subsidiaries; (xxi) adequacy of the diversification of risk by product offerings and customer industry, geography and size; (xxii) adequacy of asset/liability management; (xxiii) concentration of risk, especially inherent in group life products; (xxiv) ability of reinsurers to meet their obligations; (xxv) availability, adequacy, and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred; (xxvi) events of terrorism, natural disasters, or other catastrophic events; and (xxvii) changes in federal or state income taxes.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Tiana Tozer

(971) 321-7051

E-mail: ttozer@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income (Loss)

(Dollars in millions - except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	Unaudited		Unaudited
Revenues:
Premiums:
Insurance Services	$478.0	$452.4	$1,428.6	$1,350.8
Asset Management	1.4	4.7	5.2	7.6

Total premiums	479.4	457.1	1,433.8	1,358.4

Administrative fees:
Insurance Services	2.1	2.0	6.7	6.0
Asset Management	25.5	10.6	51.2	29.5
Other	(2.5)	(1.6)	(7.3)	(4.5)

Total administrative fees	25.1	11.0	50.6	31.0

Net investment income:
Insurance Services	79.4	77.0	233.4	226.4
Asset Management	39.6	35.2	112.0	104.4
Other	1.5	4.6	11.5	15.0

Total net investment income	120.5	116.8	356.9	345.8
Net capital gains (losses)	2.1	3.7	(0.9)	3.0

Total revenues	627.1	588.6	1,840.4	1,738.2

Benefits and expenses:
Benefits to policyholders	374.1	352.7	1,141.8	1,042.1
Interest credited	25.3	21.2	71.6	61.9
Operating expenses	93.2	82.3	269.0	253.9
Commissions and bonuses	45.5	40.9	136.4	126.2
Premium taxes	9.2	7.8	26.0	23.7
Interest expense	4.5	4.4	13.4	13.4
Net increase in deferred acquisition costs, value of business acquired and intangibles	(7.1)	(6.2)	(25.4)	(17.0)

Total benefits and expenses	544.7	503.1	1,632.8	1,504.2

Income (loss) before income taxes:
Insurance Services	74.3	74.8	189.4	212.8
Asset Management	11.1	8.7	28.1	22.9
Other	(3.0)	2.0	(9.9)	(1.7)

Total income before income taxes	82.4	85.5	207.6	234.0

Income taxes	27.7	29.6	71.3	81.2

Net income	54.7	55.9	136.3	152.8

Other comprehensive income (loss), net of tax:
Unrealized capital gains (losses) on securities available-for-sale, net	74.1	(65.3)	(34.2)	(48.7)
Reclassification adjustment for net capital gains included in net income, net	(0.4)	(1.2)	(1.3)	(4.7)

Total	73.7	(66.5)	(35.5)	(53.4)

Comprehensive income (loss)	$128.4	$(10.6)	$100.8	$99.4

Net income per common share:
Basic	$1.02	$1.02	$2.51	$2.74
Diluted	1.01	1.01	2.48	2.71

Weighted-average common shares outstanding:
Basic	53,885,501	54,963,142	54,306,141	55,783,696
Diluted	54,410,978	55,515,124	54,919,742	56,369,774

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	September 30, 2006	December 31, 2005
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,770.7	$4,613.2
Commercial mortgage loans, net	3,517.5	3,243.7
Real estate, net	88.0	77.7
Policy loans	4.2	4.0

Total investments	8,380.4	7,938.6
Cash and cash equivalents	53.5	53.2
Premiums and other receivables	94.5	81.5
Accrued investment income	94.7	85.6
Amounts recoverable from reinsurers	903.7	897.7
Deferred acquisition costs, value of business acquired, intangibles and goodwill, net	333.1	245.3
Property and equipment, net	82.9	86.7
Other assets	61.6	54.5
Separate account assets	3,464.6	3,007.6

Total assets	$13,469.0	$12,450.7

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,866.7	$4,689.3
Other policyholder funds	2,853.5	2,649.3
Deferred tax liabilities	36.2	73.6
Short-term debt	2.0	2.0
Long-term debt	261.7	260.1
Other liabilities	522.0	355.0
Separate account liabilities	3,464.6	3,007.6

Total liabilities	12,006.7	11,036.9

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 53,576,193 and 54,712,936 shares issued at September 30, 2006 and December 31, 2005, respectively	478.0	530.3
Accumulated other comprehensive income	24.3	59.8
Retained earnings	960.0	823.7

Total shareholders’ equity	1,462.3	1,413.8

Total liabilities and shareholders’ equity	$13,469.0	$12,450.7

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions - except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	Unaudited		Unaudited
Benefit ratio:
% of total segment revenues:
Employee Benefits (including interest credited)	68.1%	65.3%	69.0%	65.6%
Individual Disability Insurance	51.9	67.4	59.1	57.7
Insurance Services segment	66.9	65.5	68.3	65.3
% of total segment premiums:
Employee Benefits (including interest credited)	78.7%	75.6%	79.5%	76.0%
Individual Disability Insurance	72.2	98.1	83.3	84.9
Insurance Services segment	78.3	76.9	79.8	76.5

Reconciliation of non-GAAP financial measures:
Net income	$54.7	$55.9	$136.3	$152.8
After-tax net capital gains (losses)	1.4	2.4	(0.6)	1.9

Net income excluding after-tax net capital gains (losses)	$53.3	$53.5	$136.9	$150.9

Net capital gains (losses)	$2.1	$3.7	$(0.9)	$3.0
Taxes on net capital gains (losses)	0.7	1.3	(0.3)	1.1

After-tax net capital gains (losses)	$1.4	$2.4	$(0.6)	$1.9

Diluted earnings per common share:
Net income	$1.01	$1.01	$2.48	$2.71
After-tax net capital gains (losses)	0.03	0.05	(0.01)	0.03

Net income excluding after-tax net capital gains (losses)	$0.98	$0.96	$2.49	$2.68

Shareholders’ equity			$1,462.3	$1,414.5
Accumulated other comprehensive income			24.3	82.7

Shareholders’ equity excluding accumulated other comprehensive income			$1,438.0	$1,331.8

Net income return on average equity			12.6%	14.5%
Net income return on average equity (excluding accumulated other comprehensive income)			13.0	15.7
Net income return on average equity (excluding after-tax net capital gains (losses) and accumulated other comprehensive income)			13.1	15.5

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$70.7	$92.8	$182.7	$224.6
Net gain from operations after federal income taxes and before net realized capital gains (losses)	45.2	64.5	114.8	153.3

			September 30, 2006	December 31, 2005
			Unaudited

Capital and surplus			$940.3	$968.7
Asset valuation reserve			91.9	88.2